Exhibit 4.1

SUPPLEMENTAL INDENTURE

This second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of May 4, 2022, among TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”), U.S. Bank Trust Company National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), paying agent and registrar under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuer, the initial Guarantors (as defined therein) and the Trustee have heretofore executed and delivered an Indenture, dated as of January 29, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount 6.500% Senior Notes due 2026 of the Issuer (the “Notes”);

WHEREAS, the Issuer, the New Guarantors (as defined therein) and the Trustee have heretofore executed and delivered a first Supplemental Indenture, dated as of February 16, 2021 (as amended, supplemented, waived or otherwise modified, the “First Supplemental Indenture”), providing for the new guarantees of the Guarantors listed therein;

WHEREAS, Section 9.2 of the Indenture provides that, subject to certain conditions, the Issuer, the Guarantors and the Trustee may amend the Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Issuer is undertaking to execute and deliver this Second Supplemental Indenture to amend certain terms and covenants in the Indenture in connection with the Offer to Purchase and Consent Solicitation Statement of the Issuer, dated as of April 20, 2022, (the “Statement”), and the receipt of consents from Holders representing more than a majority in aggregate principal amount of the Notes outstanding to adopt the Proposed Amendments (as defined in the Statement) to the Indenture; and

WHEREAS, the Board of Directors of the Issuer have authorized and approved the execution and delivery of this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I.

CAPITALIZED TERMS

Section 1.01    Amendments to the Indenture. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE II.

AMENDMENTS AND WAIVERS

Section 2.01    Amendments to the Indenture. Effective at the time of payment or deposit with The Depository Trust Company (the “Payment Date”) of an amount of money sufficient to pay for all Notes validly tendered and accepted pursuant to the Tender Offer and Consent Solicitation (each as defined in the Statement):

(a)    The Indenture is hereby amended to delete Section 4.3 (Provision of Financial Information), Section 4.4 (Compliance Certificate), Section 4.7 (Limitation on Restricted Payments), Section 4.8 (Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries), Section 4.9 (Limitation on Additional Indebtedness), Section 4.10 (Limitation on Asset Sales), Section 4.11 (Limitation on Transactions with Affiliates), Section 4.12 (Limitation on Liens), Section 4.13 (Offer to Purchase upon Change of Control Triggering Event), Section 4.14 (Corporate Existence), Section 4.15 (Additional Guarantees), Section 4.16 (Limitation on Designation of Unrestricted Subsidiaries), Section 4.17 (Effectiveness of Covenants), Section 4.19 (Maintenance of Listing) and Section 5.1 (Consolidation, Merger, Conveyance, Transfer or Lease);

(b)    The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (i) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c)    The Indenture is hereby amended to delete paragraphs (3), (4), (5), (6), (7) and (8) of Section 6.1 (Events of Default) in their entirety and all references thereto contained in Section 6.1 and elsewhere in the Indenture in their entirety, and the occurrence of the events described in paragraphs (3), (4), (5), (6), (7) and (8) of Section 6.1 shall no longer constitute Events of Default;

(d)    The Indenture is hereby amended to delete paragraph (4) of Section 8.4 (Conditions to Legal or Covenant Defeasance) in its entirety and all references thereto contained in Section 8.4 and elsewhere in the Indenture in their entirety;

(e)    All definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in sections deleted by this Second Supplemental Indenture are hereby deleted in their entirety; and

(f)    All references to Sections 6.1 and 8.4 of the Indenture shall mean Sections 6.1 and 8.4 as amended by this Second Supplemental Indenture.

ARTICLE III.

MISCELLANEOUS

Section 3.01    Ratification of Indenture.

(a)    Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail.

(b)    The Notes include certain of the foregoing provisions from the Indenture. Upon the operative date of this Second Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended as applicable.

(c)    Notwithstanding an earlier execution date, the provisions of this Second Supplemental Indenture shall not become operative until the time and date upon which the Issuer pays the Early Tender Premium or Tender Offer Consideration, as applicable (as such term is defined in the Statement) to all Holders who have validly delivered and not validly revoked consents pursuant to the terms of the Statement.

Section 3.02    Governing Law and Jurisdiction.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

Each of the parties hereto irrevocably (i) agrees that any suit, action or proceeding arising out of, related to, or in connection with this Second Supplemental Indenture or the transactions contemplated thereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan and (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

Section 3.03    Trustee Makes No Representation. The recitals contained herein are those of the Issuer and not the Trustee, and the Trustee assumes no responsibility for the correctness of the same. The Trustee shall not be responsible for, makes no representation as to, and assumes no liability for, determining if this Second Supplemental Indenture is authorized or permitted by this Indenture or that all conditions precedent to the effectiveness of the Second Supplemental Indenture have been met or waived. The Trustee does not make any representation as to the validity or sufficiency of this Second Supplemental Indenture and it shall not be responsible for the correctness of any statement or recital herein or any statement or recital in any offers to purchase or solicitations made by Issuer, or in any Officers’ Certificate delivered to the Trustee, or any other document in connection herewith or therewith. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

Section 3.04    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.05    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TECHNIPFMC PLC, as Issuer

By:	/S/ Fred Schacknies
Name:	Fred Schacknies
Title:	Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/S/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

(Signature Page to Second Supplemental Indenture)